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Exhibit 23.1c

Consent of Independent Registered Public Accounting Firm

        We consent to the use of our report dated January 17, 2007, with respect to the consolidated balance sheet of OmniSource Corporation and subsidiaries as of September 30, 2006, and the related consolidated statements of income, cash flows, and changes in stockholders' equity and common stock subject to redemption for the year then ended, included in the Current Report on Form 8-K of Steel Dynamics, Inc., dated November 14, 2007, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Indianapolis, Indiana
December 7, 2007

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  Exhibit 23.1c
Consent of Independent Registered Public Accounting Firm